                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            LIFE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                             Joseph C. Stokes, Jr.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                            LIFE TECHNOLOGIES, INC.
                           9800 MEDICAL CENTER DRIVE
                          ROCKVILLE,  MARYLAND 20850
                                MARCH 16, 1998

                               PROXY STATEMENT

                              GENERAL INFORMATION


PROXY SOLICITATION

     This proxy statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Life Technologies, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, April 14, 1998, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about March 16, 1998, and will be solicited chiefly by mail; however, certain employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of Common Stock of the Company. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to assist in soliciting proxies, for which they will be paid a fee of $6,000.00, plus handling, postage and out-of-pocket expenses.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve the Proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting. A person giving the accompanying proxy has the power to revoke it at any time before the voting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on February 20, 1998, are entitled to vote at the Annual Meeting or any and all adjournments thereof. On February 20, 1998, there were 23,476,546 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of January 1, 1998 (except as otherwise noted below) regarding the beneficial ownership of Common Stock of the Company of (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes shares of Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.


                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF                       BENEFICIAL OWNERSHIP    PERCENTAGE OF
BENEFICIAL OWNER                             OF COMMON STOCK       COMMON STOCK
---------------------------------------  -----------------------  --------------
The Dexter Corporation                   12,246,664 shares   (1)           52.5%
One Elm Street
Windsor Locks, CT 06096

State of Wisconsin Investment Board       1,549,500 shares   (2)            6.6%
121 East Wilson Street
Madison, Wisconsin 53707

Thomas H. Adams, Ph.D.                        2,951 shares   (3)              *
Bruce H. Beatt                                1,000 shares                    *
Kathleen Burdett                              2,500 shares                    *
Betsy Z. Cohen                                4,325 shares   (4)              *
Rita R. Colwell, Ph.D.                        2,951 shares   (5)              *
Frank E. Samuel, Jr.                          2,951 shares   (6)              *
J. Stark Thompson, Ph.D.                    372,740 shares   (7)            1.6%
K. Grahame Walker                             1,500 shares                    *
George M. Whitesides, Ph.D.                            ---                   --
Iain C. Wylie                                 4,500 shares   (8)              *
Thomas M. Coutts                             38,167 shares   (9)              *
Joseph C. Stokes, Jr.                        66,531 shares  (10)              *
John V. Cooper                               46,089 shares  (11)              *
Brian D. Graves                              74,564 shares  (12)              *

All directors, nominees and executive       864,803 shares                  3.6%
officers as a group (19 persons)


                             [Notes on Next Page]

NOTES:

 *   Less than 1.0%.

(1) Excludes 23,090, 41,773, 183,887 and 3,265 shares of common stock of The Dexter Corporation ("Dexter"), an affiliate of the Company, beneficially owned by Mr. Beatt, Ms. Burdett, Mr. Walker and Dr. Whitesides, respectively, constituting an aggregate of approximately 1.09% of the outstanding shares of Dexter, as of January 1, 1998. The shares of Dexter beneficially owned by Mr. Beatt, Ms. Burdett, Mr. Walker and Dr. Whitesides include 10,334, 14,334, 86,834 and 0 shares, respectively, which Mr. Beatt, Ms. Burdett, Mr. Walker and Dr. Whitesides may acquire upon the exercise of stock options.

(2) This figure is based on information set forth in the Schedule 13G, dated January 26, 1998, filed by the State of Wisconsin Investment Board with the SEC.

(3) Includes 2,250 shares of Common Stock which Dr. Adams may acquire upon the exercise of stock options.

(4) Includes 2,250 shares of Common Stock which Ms. Cohen may acquire upon the exercise of stock options.

(5) Includes 2,250 shares of Common Stock which Dr. Colwell may acquire upon the exercise of stock options.

(6) Includes 2,250 shares of Common Stock which Mr. Samuel may acquire upon the exercise of stock options.

(7) Includes 327,836 shares of Common Stock which Dr. Thompson may acquire upon the exercise of stock options. Also includes 450 shares owned by Dr. Thompson's wife and 300 shares owned by Dr. Thompson's son, of which he may be deemed to be the beneficial owner. Dr. Thompson disclaims beneficial ownership of these 750 shares.

(8) Includes 2,250 shares of Common Stock which Mr. Wylie may acquire upon the exercise of stock options.

(9) Includes 38,167 shares of Common Stock which Mr. Coutts may acquire upon the exercise of stock options.

(10) Includes 41,408 shares of Common Stock which Mr. Stokes may acquire upon the exercise of stock options. Also includes 4,587 shares owned by Mr. Stokes' wife, of which Mr. Stokes may be deemed to be beneficial owner. Mr. Stokes disclaims beneficial ownership of these 4,587 shares.

                        [Notes Continued on Next Page]

(11) Includes 46,089 shares of Common Stock which Mr. Cooper may acquire upon the exercise of stock options.

(12) Includes 74,168 shares of Common Stock which Mr. Graves may acquire upon the exercise of stock options.


                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's certificate of incorporation provides for three classes of directors, each class to consist of not more than five nor fewer than three directors, with the term of one class expiring at each annual meeting of stockholders. The number of directors in each class is determined by the vote of at least 75% of the directors.

     The Company's Board of Directors currently consists of nine members. The Board of Directors has determined that the total number of directors of the Company shall be nine, with three in the class whose term will expire in 1999, three in the class whose term will expire in 2000, and three in the class whose term will expire in 2001. At the Annual Meeting, three directors are to be elected for terms expiring in 2001.

     Unless otherwise specified, the enclosed proxy will be voted for the election of Kathleen Burdett, J. Stark Thompson, Ph.D. and George M. Whitesides, Ph.D. to serve until the 2001 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Ms. Burdett and Dr. Thompson are currently directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected. If for any reason at the time of the Annual Meeting any nominee should be unable to serve as a director, a contingency which the Board of Directors does not expect to occur, discretionary authority is reserved to vote for a substitute.

     The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                    NOMINEES
TERM EXPIRING IN 2001:


                                                        PRINCIPAL oCCUPATION DURING THE PAST
NAME                         AGE     DIRECTOR SINCE      FIVE YEARS AND OTHER DIRECTORSHIPS
----                         ---     --------------     ------------------------------------
Kathleen Burdett(1)(2)(3)     42         1995           Vice president and chief financial officer
                                                        of Dexter (specialty materials company)
                                                        since January 1995.  She previously served
                                                        as vice president and controller of Dexter
                                                        since 1989.

George M. Whitesides,         58                        Mallinckrodt Professor of Chemistry of
 Ph.D.                                                  Harvard University.  He has been a
                                                        professor in the Department of Chemistry
                                                        of Harvard University since 1982.  He
                                                        received his Ph.D. in chemistry from the
                                                        California Institute of Technology and
                                                        taught for nineteen years (1963-1982) at
                                                        MIT.  He is a member of the National
                                                        Academy of Sciences and the American
                                                        Academy of Arts and Sciences.  He is a
                                                        director of Advanced Magnetics, Inc.
                                                        (medical diagnostic products), Dexter,
                                                        Hyperion Catalysis, Inc. (medical
                                                        products) and Geltex, Inc. (physical
                                                        research).

J. Stark Thompson, Ph.D.(3)   56         1988           President and chief executive officer of
                                                        the Company since 1988.  Prior to joining
                                                        the Company he was with E.I. DuPont de
                                                        Nemours & Company ("DuPont") for 21 years.


                                OTHER DIRECTORS

TERM EXPIRING IN 2000

                                                        PRINCIPAL oCCUPATION DURING THE PAST
NAME                         AGE     DIRECTOR SINCE      FIVE YEARS AND OTHER DIRECTORSHIPS
----                         ---     --------------     ------------------------------------

Bruce H. Beatt                45         1997           Vice president, general counsel and
                                                        secretary of Dexter since 1992.

Rita R. Colwell, Ph.D.(1)     63         1996           President of the University of Maryland
                                                        Biotechnology Institute since 1991.  She
                                                        is also a professor of microbiology at the
                                                        University of Maryland at College Park.
                                                        In 1995 Dr. Colwell served as President of
                                                        the American Association for the
                                                        Advancement of Science, the world's
                                                        largest scientific organization, and as
                                                        chairman of the Board in 1996.  Dr.
                                                        Colwell has served on advisory councils of
                                                        the National Science foundation, the
                                                        National Institutes of Health, the
                                                        Environmental Protection Agency, the Food
                                                        and Drug Administration and the Department
                                                        of Agriculture.  Dr. Colwell is a director
                                                        of Biospherics (technology consulting
                                                        company), Dynamac, Inc. (environmental
                                                        support services) and Texas BioTechnology
                                                        Corp. (biopharmaceutical company).

K. Grahame Walker(2)(3)       60         1989           Chairman of the Company since 1993.  He
                                                        has been chairman and chief executive
                                                        officer of Dexter since April 1993.  He
                                                        was president and chief executive officer
                                                        of Dexter since December 1989.  From April
                                                        1988 to December 1989, he was president
                                                        and chief operating officer of Dexter.
                                                        Mr. Walker is a director of Dexter.


TARM EXPIRING IN 1999:

                                                        PRINCIPAL oCCUPATION DURING THE PAST
NAME                         AGE     DIRECTOR SINCE      FIVE YEARS AND OTHER DIRECTORSHIPS
----                         ---     --------------     ------------------------------------

Thomas H. Adams, Ph.D.(2)     55         1992           Chairman emeritus of Genta Incorporated
                                                        (biotechnology company) and previously
                                                        chairman of the board and chief executive
                                                        officer of Genta from 1989 to 1997. He
                                                        previously served as chairman of the board
                                                        and chief executive officer of Gen-Probe
                                                        Incorporated (biotechnology company) which
                                                        he co-founded in 1984.  Prior to joining
                                                        Gen-Probe, he held the positions of senior
                                                        vice president of research and development
                                                        and chief technical officer at Hybritech
                                                        Incorporated (biotechnology company).  Dr.
                                                        Adams is a director of Biosite Diagnostics
                                                        (biotechnology company), and La Jolla
                                                        Pharmaceuticals, Inc.

Frank E. Samuel, Jr.(2)       58         1996           President of Edison BioTechnology Center,
                                                        Cleveland, Ohio.  He was an independent
                                                        consultant on medical technology, health
                                                        care and public policy from 1990 to 1995.
                                                        Mr. Samuel is a director of Protocol
                                                        Systems, Inc. (health industry supplier)
                                                        and STERIS Corporation (health care
                                                        company).

Iain C. Wylie(1)              64         1995           International business consultant and
                                                        lecturer. From 1988 to 1991, he was
                                                        president of  Croda Japan (specialty
                                                        chemicals company).  Prior to that time,
                                                        Mr. Wylie served in various senior
                                                        international management positions at
                                                        DuPont.

--------------------------------------------------------------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation and Organization Committee.
(3)  Member of the Executive Committee.

     The Board of Directors of the Company held five meetings in 1997. The Board has an Executive Committee, a Compensation and Organization Committee, and an Audit Committee. It has no nominating committee.

     The Executive Committee currently is composed of three members, Dr. Thompson, chairman, Ms. Burdett, and Mr. Walker. Subject to certain limitations prescribed by law, by the Company's certificate of incorporation and by-laws and by resolutions of the Board, the Executive Committee has and may execute when the Board is not in session all the powers of the Board. The Executive Committee did not meet in 1997.

     The Compensation and Organization Committee currently is composed of four members, Mr. Walker, chairman, Dr. Adams, Ms. Burdett, and Mr. Samuel. This committee monitors the Company's compensation policy, with particular emphasis on retirement and officer remuneration matters. It recommends to the Board of Directors the compensation for the Company's key employees. The committee held three meetings in 1997.

     The Audit Committee currently is composed of four members, Ms. Cohen, chairman, Ms. Burdett, Dr. Colwell and Mr. Wylie. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants. The Audit Committee recommends to the Board the selection of independent auditors and is charged with reviewing the scope and quality of audit and quarterly reviews performed by the independent auditors as well as other services provided by the independent auditors to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies and internal controls and the quality of published financial statements. The committee held two meetings in 1997.

     In 1997, each incumbent director attended at least 75% of the aggregate meetings of the Board held during his or her term as a director and of the committees on which he or she served.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of all Section 16(a) forms furnished to the Company and written representations from the Company's executive officers, directors and greater than ten percent beneficial owners, the Company believes that during fiscal year 1997 all its directors, executive officers and holders of more than ten percent of the Company's Common Stock complied with all filing requirements of Section 16(a) of the Exchange Act.

VOTE REQUIRED

  The three nominees receiving the highest number of affirmative votes of the shares of Common Stock present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS ELECTION OF THE DIRECTOR NOMINEES NAMED IN "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" SUCH NOMINEES.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during such period.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION             AWARDS
                              ----------------------------     ------------
                                                               SECURITIES
NAME AND                                                       UNDERLYING        ALL OTHER
PRINCIPAL POSITION            YEAR        SALARY     BONUS     OPTIONS(1)     COMPENSATION(2)
---------------------------------------------------------------------------------------------

J. Stark Thompson, Ph.D.      1997      $433,750    $276,154    100,000           $4,338
President, Chief Executive    1996       400,500     330,413     85,000            4,297
Officer & Director            1995       368,750     318,600    112,500            3,687

Thomas M. Coutts              1997       253,750     119,821     45,000              ---
Senior Vice President &       1996       239,000     144,595     35,000              ---
General Manager               1995       220,500     174,636     54,000              ---

Joseph C. Stokes, Jr.         1997       222,750     129,952     45,000            4,750
Senior Vice President &       1996       200,167     138,806     35,000            4,738
Chief Financial Officer,      1995       181,250     117,450     41,250            4,620
Secretary & Treasurer

John V. Cooper                1997       188,500      90,384     25,000            4,750
Vice President &              1996       174,000      99,050     22,000            4,750
General Manager               1995       160,000     108,000     33,750            2,420

Brian D. Graves               1997       186,000      93,193     20,000            4,750
Vice President &              1996       175,000      95,288     20,000            4,750
General Manager               1995       166,500      85,415     33,750            4,620
---------------------------------------------------------------------------------------------

(1) Options granted in 1995 have been adjusted for a 3 for 2 stock split effected in 1996.

(2) All Other Compensation represents the Company's contributions under an Extra Savings Plan ("ESP") for the account of each executive officer. The Company matches one-half of the first 6% of eligible contributions made by each participant in the ESP up to the maximum elective deferral. Mr. Coutts does not participate in the ESP.

     The following table sets forth, as to each executive officer named in the Summary Compensation Table, information with respect to stock option grants during the period January 1, 1997 through December 31, 1997:


              OPTION GRANTS IN LAST FISCAL YEAR
---

                                INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------


                            NUMBER         PERCENTAGE                                                POTENTIAL
                              OF               OF                                                REALIZABLE VALUE
                          SECURITIES         TOTAL                                                  AT ASSUMED
                            UNDER-          OPTIONS                                                ANNUAL RATES
                             LYING         GRANTED TO       EXERCISE OR                              OF STOCK
                            OPTIONS       EMPLOYEES IN      BASE PRICE                          PRICE APPRECIATION
                            GRANTED          FISCAL          ($/SHARE)       EXPIRATION         FOR OPTION TERM(3)
      NAME                    (1)            YEAR              (2)              DATE              5%             10%
-------------------       ---------       ------------    ------------       ----------          ----           ----
J. Stark Thompson, Ph.D.   100,000          18.1%            $34.41        Oct. 14, 2007       $2,163,416      $5,483,095
Thomas M. Coutts            45,000           8.2%            $34.41        Oct. 14, 2007          973,537       2,467,393
Joseph C. Stokes, Jr.       45,000           8.2%            $34.41        Oct. 14, 2007          973,537       2,467,393
John V. Cooper              25,000           4.5%            $34.41        Oct. 14, 2007          540,854       1,370,774
Brian D. Graves             20,000           3.6%            $34.41        Oct. 14, 2007          432,683       1,096,619

--------------------------------------------------------------------------------
(1) One-third of these options vest on each of the first three anniversary dates following the date of grant. Options are exercisable within the ten-year period from the date of grant subject to the vesting schedule.

(2) The exercise price of all options granted during 1997 was equal to the market value of the underlying Common Stock on the date of grant.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table provides information on option exercises in fiscal year 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES





                            NUMBER                    NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              OF                            UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
                            SHARES                           AT FISCAL YEAR END              AT FISCAL YEAR END (1)
                           ACQUIRED                   --------------------------------       ----------------------
                              ON          VALUE
      NAME                 EXERCISE      REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------       --------      --------      -----------     -------------     -----------     -------------

J. Stark Thompson, Ph.D.   115,997     $2,333,735         327,836         194,166        $6,322,084        $1,114,370
Thomas M. Coutts            34,998        410,118          38,167          86,333           586,315           502,997
Joseph C. Stokes, Jr.       74,175      1,088,213          41,408          82,083           635,898           429,685
John V. Cooper              18,995        277,298          46,089          50,916           787,235           315,057
Brian D. Graves                ---            ---          74,168          44,584         1,360,648           304,077

-------------------------------------------------------------------------------

(1) Calculated on the difference between the stock option exercise price and the closing price of a share of the Company's Common Stock on the Nasdaq National Market on December 31, 1997 ($33.25).


PENSION AND RETIREMENT BENEFITS

     The Company has a pension plan for certain groups of employees. The Company makes an annual contribution to the plan which is actuarially determined. Such contribution cannot be appropriately allocated to individual participants and, accordingly, is not included in the Summary Compensation Table. The Company's contribution to the pension plan for 1997 will be $1,839,861, which represents 4.1% of eligible compensation. Employees within the eligible group may participate in the plan after completing one year of service and attaining age
21. Participating employees become fully vested in the plan after five years of service. Normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service.

     In general, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average compensation (plus an additional
 .5% above Social Security covered compensation) times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. Eligible compensation for the executive officers named in the Summary Compensation Table does not differ by more than 10 percent from the summary compensation set forth in such table.

     The following table illustrates the estimated annual benefit (prior to an offset for the primary Social Security benefit) which participants are eligible to receive from the pension plan under a straight life annuity basis with a retirement age of 65 assuming the individual's compensation remains constant at the indicated amount for the final five years of service.

                              PENSION PLAN TABLE

 Final Five-Year                                     YEARS OF SERVICE
     Average        -----------------------------------------------------------------------------------
   Remuneration        15 Years         20 Years         25 Years         30 Years         35 Years
------------------  ---------------  ---------------  ---------------  ---------------  ---------------
     $700,000           152,813          203,375          254,688          305,625          356,563
      600,000           130,313          173,750          217,188          260,625          304,063
      500,000           107,813          143,750          179,688          217,625          251,563
      400,000            85,313          113,750          142,188          170,625          199,063
      300,000            62,813           83,750          104,688          125,625          146,563
      200,000            40,313           53,750           67,188           80,625          115,938

     The number of credited years of service as of December 31, 1997, for the executive officers named in the Summary Compensation Table was nine for J. Stark Thompson, 17 for Joseph C. Stokes, Jr., six for John V. Cooper and 16 for Brian
D. Graves. Thomas M. Coutts does not participate in the pension plan. As of December 31, 1997, the estimated benefits payable upon retirement at age 65, based on the maximum years of service for each individual, were as follows: J. Stark Thompson, $185,788, Joseph C. Stokes, Jr., $158,833, John V. Cooper, $96,407 and $96,522 for Brian D. Graves.

     Mr. Coutts participates in a pension plan sponsored by the Company in the United Kingdom. In general, a participant in the plan accrues an annual benefit of one-sixtieth of his final pensionable salary multiplied by the number of years of credited service up to a maximum of 40 years. Final pensionable salary is the average base salary in the three consecutive years out of the last thirteen which would produce the highest retirement benefit. Eligible compensation is defined as base salary. An employee is eligible to participate in the plan upon attainment of age 20 and the completion of one year of service. A participant becomes fully vested immediately upon entry into the plan. Normal retirement is age 60 and early retirement is permitted after age 50 at actuarially reduced benefits. As of December 31, 1997, the number of credited years of service for Mr. Coutts was 24. The estimated benefit payable as of December 31, 1997, to Mr. Coutts at normal retirement at age 61 was 87,627 (equivalent to approximately $140,203) based on the maximum number of years of service allowable.

     The Company has a supplemental retirement plan ("SRP") intended to provide retirement benefits, supplementing those provided under other plans, to certain officers and key employees. Upon retirement at the age of 65, participants are entitled to receive an annual benefit equal to 55% of their average annual compensation (salary and bonus) based on the highest 60 consecutive months of a participant's last 120 months as a participant in the SRP, less all other retirement benefits received (including Social Security benefits, other Company retirement benefits and plans of other employers). The SRP currently has six participants, including Dr. Thompson and Mr. Coutts.

Since participation in the SRP is not based on a participant's number of years of service and benefits payable under the SRP would only be payable after taking into account all other retirement benefits received, payments made under the SRP are not included in the Pension Plan Table above.

AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company or, in the case of Thomas M. Coutts, the Company and a subsidiary of the Company, has entered into agreements, effective as of February 13, 1997, with certain of its executive officers, including the executive officers named in the Summary Compensation Table, which provide certain severance benefits for them in the event of a termination of their employment following a Change of Control (as defined in the agreements), in order to encourage such executives, in the event of a Change of Control of the Company, to continue to perform their duties in the best interests of the Company and its stockholders. In most instances these agreements replace and supersede prior agreements between the Company and the executive officers entered into between June 23, 1989 and July 16, 1996.

     Each agreement provides that, if, within two years following a Change of Control the Company terminates the employment of the executive other than for death, disability or Cause (as defined in the agreements, including repeated, willful and deliberate violations by the executive of his obligations under the agreement or the commission by the executive of an intentional act of fraud, embezzlement, theft or misappropriation of confidential information), or the executive voluntarily terminates his employment for Good Reason (as defined in the agreements, including a diminution in the executive's position, authority, duties or responsibilities or a change in the executive's job location of more than fifty miles or any purported termination in violation of the agreement or the failure of any successor to comply with the agreement), the executive will receive his base salary and bonus through the date of termination plus specified severance benefits. Generally, these severance benefits include, but are not limited to, (i) a specified multiple (two times in the case of Dr. Thompson, Mr. Coutts and Mr. Stokes, executive officers named in the Summary Compensation Table, and one and one-half times for all other executive officers) of an executive's annual base salary plus the higher of his target bonuses for the year in which the termination occurs or the average annual bonus for the prior three years, and (ii) retirement benefits and health insurance and other benefits for the remainder of the term of the agreement. In addition, the executive would be entitled to immediate acceleration of the exercisability of his stock options and accelerated vesting under certain other benefit plans of the Company.

     For purposes of the agreements, a "Change of Control" of the Company generally means (i) an acquisition or series of acquisitions, other than from the Company, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's then outstanding Common Stock (the "Outstanding Company Common Stock") or voting securities (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company, Dexter or any of their subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, Dexter or any of their subsidiaries, or any transaction or series of transactions that results in any individual, entity or group (within the meaning of Section 13(d)(3) or

14(d)(2) of the Exchange Act) having beneficial ownership of more than 20% of the Outstanding Company Common Stock, but less than the percentage of the Outstanding Company Common Stock then beneficially owned by Dexter, and certain other acquisitions specified in the agreements, shall not constitute a Change of Control, (ii) certain changes in the composition of a majority of the Company's board of directors from such composition on December 1, 1996 (the "Incumbent Board"), except changes approved by a majority of directors comprising the Incumbent Board, including a majority of the members of the Incumbent Board who are not Dexter-related Directors (as defined in the agreements), (iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, and, in each case, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities that beneficially owned the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not beneficially own more than 60% of, respectively, the then outstanding shares of common stock and voting stock of the corporation resulting from such reorganization, merger or consolidation; and (iv) so long as Dexter owns 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, any of the following events shall occur (a) the acquisition, other than from Dexter, of beneficial ownership of 20% or more of Dexter's then outstanding common stock (the "Dexter Outstanding Common Stock") or voting securities (the "Dexter Outstanding Voting Securities"), provided that any acquisition by the Company, Dexter or any of their subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, Dexter or any of their subsidiaries, or any acquisition of Dexter by a corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of such corporation's common stock and voting power are beneficially owned by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities, as the case may be, shall not constitute a Change of Control, (b) certain changes in the composition of more than a majority of the board of directors of Dexter from the composition on December 1, 1996, except changes approved by a majority of the incumbent board of directors of Dexter, or (c) approval by the stockholders of Dexter of a complete liquidation or dissolution of Dexter, or the sale or other disposition of all or substantially all of the assets of Dexter, or of a reorganization, merger or consolidation of Dexter, and, in each case, following such reorganization, merger or consolidation the individuals and entities that beneficially owned the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities prior to such reorganization, merger or consolidation do not beneficially own more than 60% of the then outstanding shares of common stock and voting stock of the resulting corporation.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the Compensation and Organization Committee and the Performance Graph which follows shall not be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates this information by reference .

     The Compensation and Organization Committee (the "Compensation Committee") of the Company is responsible for, among other things, establishing and administering the compensation policies applicable to executive officers. The Compensation Committee is currently composed of: K. Grahame Walker, chairman, Thomas H. Adams, Ph.D., Kathleen Burdett and Frank E. Samuel, Jr.

OVERALL POLICY

     The Company's executive compensation is designed to be closely linked to long-term corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price over time. The overall objectives of this strategy are to attract and retain executive talent of the highest quality, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of the most highly compensated executives, including the individuals named in the Summary Compensation Table, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This practice is designed to ensure consistency throughout the executive compensation program. The key elements of the Company's executive compensation program consist of base salary, cash bonuses and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Dr. Thompson, are discussed below.

BASE SALARY

     Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company has used the Biotechnology Compensation and Benefits Survey conducted by Radford Associates/Alexander & Alexander Consulting Group and endorsed by the

Biotechnology Industry Association (the "Radford Survey"), which is published annually, for purposes of comparison of compensation of its executive officers to compensation of companies which the Company believes reflects the market in which the Company competes for executive talent. The Committee engaged Frederick
W. Cook & Co., executive compensation consultants, to prepare an executive compensation review using sixteen companies for comparative purposes.

     It has been the Company's policy to target base salaries between the 50th and 75th percentiles for base pay of similar positions within the defined competitive group in the Radford Survey, adjusted for sales size. Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account new responsibilities as well as the individual's contribution to the Company's overall performance. Individual performance ratings take into account such factors as achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement.

CASH BONUS

     The Company's cash bonus accounts for a significant percentage of each executive officer's compensation. Executive officers participate in the Company's Incentive Compensation Plan ("ICP"), which is a pay-for-performance plan designed to compensate officers for performance that increases stockholder value. Approximately 700 employees of the Company are eligible to participate in the ICP. The ICP is approved by the Compensation Committee and is reviewed semi-annually.

     "Performance" is measured by assessing both the Company's performane and individual performance. The total amount of compensation to be distributed each year (the "Incentive Pool") is based on Company performance, as measured by specific measurements defined each year such as sales growth, return on investment and operating profitability, and threshold, target and maximum performance levels are established to reflect the Company's operations. Each participant's ICP payout is based upon his or her contribution to the Company's performance as well as the Company's overall financial results in the year. The individual performance ratings in the ICP may range from 0% to 125%. The Company performance-based factors considered in determining the ICP and the weight given to those factors in 1997 were as follows: earnings per share, 40%; return on average stockholders' equity, 20%; and net sales, 40%. These factors are weighted annually to reflect the assessment of those issues that are in need of emphasis in accordance with the Company's strategic plan. Once the Incentive Pool is determined, the Compensation Committee reviews each executive officer's potential share of the Incentive Pool based on his or her contribution to the Company's business results, which is a subjective determination. The Compensation Committee considers a number of factors in determining an executive officer's contribution to the Company's business results, including the level of the executive's job responsibilities, the executive's past performance and the achievement of individual performance objectives. Individual performance objectives are set at the beginning of each year by the Compensation Committee and the Chief Executive Officer for the Chief Executive Officer and by the Chief Executive Officer and each other executive officer for that executive officer.

An executive's individual performance measures take into account such factors as the attainment of specific individual objectives, leadership and management skills and civic involvement. No specific weight is assigned to any particular factor. Bonuses are paid semi-annually, although the amounts paid under the ICP are based on and adjusted for the Company's annual results.

STOCK OPTIONS

     The third component of each executive officer's compensation is the Company's stock option and long-term incentive compensation plans pursuant to which the Company has granted to executive officers and other key employees options to purchase shares of its Common Stock. The Board of Directors of the Company believes that these plans are an important factor in attracting, retaining and motivating its officers and key employees. The objective of the Company's stock option and long-term incentive compensation plans is to advance the long-term interests of the Company and its stockholders and complement incentives tied to annual performance. Stock option grants provide rewards to executives upon the creation of incremental stockholder value. The determination of the number of stock options granted under the Company's plans is primarily based upon a review of the value of stock options granted at 16 biotechnology companies of comparable revenue size which the Company believes reflects the market in which the Company competes for executive talent, the total compensation package at these peer companies, and judgments concerning an individual's performance results and the ability of the individual to impact the long-term success of the Company, which is a subjective determination. The Board also considers the number of options outstanding as previously granted, the number of options held by such officer, and the aggregate number of current stock options to be granted in determining the number of stock options to be granted to a participant.

     In order to provide the Board with an objective perspective of competitive stock option programs based on public information, in 1991 the Board of Directors engaged Frederick W. Cook & Co. to prepare an analysis of the Company's stock option program in light of competitive stock option programs at companies deemed to be most comparable to the Company because of the similarity of their business and size. The 16 peer companies were the same companies included in the analysis of cash compensation prepared by Frederick W. Cook & Co. in 1997. The Board considered the consultant's analysis (which has been updated annually since 1991) in determining its stock option grants.

     The stock options granted in 1997 were granted at an exercise price equal to the market value of the Common Stock on the date of grant and will only have value if the Company's stock price increases. Generally, grants of stock options vest in equal amounts over three years and are exercisable within the ten-year period from the date of grant. This approach is designed to provide further incentive to create value for the Company's stockholders over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

COMPENSATION TO CHIEF EXECUTIVE OFFICER

     In 1997, J. Stark Thompson, Ph.D., Chief Executive Officer of the Company, received a base salary of $433,750, an increase of 8.3% over his 1996 base salary. In addition, 5.4% of the Company's Incentive Pool, or $276,154, was paid to Dr. Thompson as a bonus in 1997, compared with 6.1% of the Incentive Pool, or $330,413 in 1996. Although the Company achieved its performance criteria in 1997, it did not exceed such goals to the same extent as it did in 1996. As a result, Dr. Thompson's incentive compensation decreased 16.4% in 1997 compared with the prior year. Dr. Thompson's total compensation in 1997 decreased 2.9% over 1996. It is our view that total cash compensation paid to Dr. Thompson in 1997 is consistent with the Compensation Committee's compensation philosophy.

     In 1997, Dr. Thompson also received options to purchase 100,000 shares of Common Stock at an exercise price of $34.41 per share. The grants were given to reinforce the relationship between the Company's performance and the Chief Executive Officer's future earnings. The Compensation Committee took into consideration the report prepared by the Company's independent executive compensation consultant in recommending to the Board the stock option grants for Dr. Thompson.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation a corporation may deduct as a business expense paid to its Chief Executive Officer or any one of its four other most highly compensated officers to $1,000,000 in any year except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). All compensation payments in 1997 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Compensation Committee's present intention is to comply with the requirements of
Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interests of the Company or its stockholders.

CONCLUSION

     The Compensation Committee believes that linking executive compensation to individual and Company performance results in better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation paid to its executives during 1997, including the Chief Executive Officer, reflects the Company's compensation goals and policy.

COMPENSATION & ORGANIZATION COMMITTEE
K. Grahame Walker, Chairman
Thomas H. Adams
Kathleen Burdett
Frank E. Samuel, Jr.

                               PERFORMANCE GRAPH

Note: The total stockholder return (i.e., changes in share price plus reinvested dividends) shown on the performance graph below is not necessarily indicative of the future returns on the Company's Common Stock.

Comparison of Five-Year Cumulative Total Return Among Life Technologies, Inc.,
  The Nasdaq Stock Market (U.S. & Foreign),  Nasdaq Pharmaceutical Stocks and
                               the Russell 2000
             (Assuming an investment of $100 on December 31, 1992)

                             [GRAPH APPEARS HERE]

                                               NASDAQ
                                               STOCK
                             LIFE              MARKET       NASDAQ
Measurement Period           TECHNOLOGIES,     (U.S. AND    PHARMACEUTICAL     RUSSELL
(Fiscal Year Covered)        INC.              FOREIGN)     STOCKS             2000
---------------------        ---------------   ---------    --------------     --------------
Measurement Pt-12/31/1992    $100.0            $100.0       $100.0             $100.0
FYE 12/31/1993               $ 86.0            $118.9       $ 89.1             $115.8
FYE 12/31/1994               $ 91.6            $116.7       $ 67.1             $112.3
FYE 12/31/1995               $129.1            $149.9       $122.7             $157.7
FYE 12/31/1996               $178.9            $174.7       $123.1             $193.1
FYE 12/31/1975               $239.9            $213,7       $127.2             $236.2

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, K. Grahame Walker, chairman, Thomas H. Adams, Kathleen Burdett, and Frank E. Samuel, Jr. served as members of the Company's Compensation and Organization Committee. No member of the Compensation and Organization Committee was during the 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of another entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Organization Committee.

COMPENSATION OF DIRECTORS

     In 1997, each non-employee director of the Company (except Mr. Walker, Mr. Beatt and Ms. Burdett) received a $10,000 retainer fee which was paid quarterly, an additional fee of $1,000 for each Board meeting attended, and $500 for each committee meeting attended during the period January 1, 1997 to April 15, 1997, and $1,000 (with the chairman of each committee receiving $2,000) for each committee meeting attended after April 15, 1997. Pursuant to the terms of the Company's Non-Employee Directors' Annual Retainer Plan, each non-employee director (except Mr. Walker, Mr. Beatt and Ms. Burdett who elected not to participate in the Plan) received a grant of 150 shares of Common Stock on April 1, 1997 and October 1, 1997. Pursuant to the Plan each non-employee director (except Mr. Walker, Mr. Beatt and Ms. Burdett) will receive a grant of 150 shares of Common Stock of the Company on April 1, 1998 and on October 1, 1998. Each non-employee director may elect to receive up to 100% of his or her board retainer fee in Common Stock of the Company rather than in cash. Pursuant to the terms of the Company's 1996 Non-Employee Directors' Stock Option Plan, each non-employee director (except Mr. Walker, Mr. Beatt and Ms. Burdett who elected not to participate in the Plan) was granted an option to purchase 6,750 shares of Common Stock on October 1, 1997 at a per share price of $31.875 (the fair market value on that date). The grant becomes exercisable in three equal installments on the first, second and third anniversary of the date of the grant, subject to acceleration in the event of a Change of Control (as defined in the Plan). The options may be exercised by payment in cash, check or shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1997 the Company received the benefit of certain services performed by Dexter corporate personnel, including insurance, risk management advice and internal audit, for which the Company paid Dexter $25,000. Dexter also purchased principally all insurance for the Company for which the Company was charged its pro rata share of the cost of such insurance. Mr. Walker is a director of the Company and Dexter; he is also chairman and chief executive officer of Dexter. Mr. Beatt is a director of the Company; he is also vice president, general counsel and secretary of Dexter. Ms. Burdett is a director of the Company; she is also vice president and chief financial officer of Dexter. Dr. Whitesides is a director of Dexter.

             PROPOSAL NO. 2 - APPROVAL OF STOCK REPURCHASE PROGRAM

     The Board of Directors (the "Board") has approved, and has authorized the submission to the stockholders of, a program pursuant to which the Company would be authorized to purchase up to 1,000,000 shares of its issued and outstanding Common Stock over a period of 24 months (the "Stock Repurchase Program").

DESCRIPTION OF THE STOCK REPURCHASE PROGRAM

     The Stock Repurchase Program would authorize the Company to purchase up to 1,000,000 shares (as adjusted for stock splits, dividends, subdivisions, combinations, reclassifications, recapitalizations or other similar changes in capitalization of the Company) of its issued and outstanding Common Stock over a period of 24 months. Such 1,000,000 shares represent approximately 4.3% of the shares of the Common Stock of the Company outstanding as of January 1, 1998.

     If the Stock Repurchase Program is approved by the stockholders, the Board will direct management to purchase up to 1,000,000 shares of the Company's Common Stock. The purchases would be made from time to time for cash, in the open market on the Nasdaq National Market or in privately negotiated transactions. All purchases would be carried out in accordance with applicable federal and state securities laws, including, without limitation, applicable volume, timing, and price constraints imposed by the SEC's rules applicable to issuer purchases. No shares would be purchased from any officer or director or from a member of the immediate family of any officer or director of the Company.

     The Company would accumulate any purchased shares in its treasury or, in the discretion of the Board, retire any such shares. The Board currently intends to direct management to repurchase up to 1,000,000 shares of Common Stock; however, the timing and amount of any purchases, and the prices at which such purchases are effected, will depend upon circumstances which cannot presently be predicted, including, among others, the prices at which shares of Common Stock will be available, the amount of funds which the Board determines are available and should be applied for purchases, the Company's business and financial condition and general economic and market conditions. All purchases would have to be made within the 24-month period beginning upon stockholder approval, if obtained.

     Repurchases of shares of Common Stock pursuant to the Stock Repurchase Program would have the effect of increasing the proportionate ownership of stockholders whose shares are not repurchased. As of January 1, 1998, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, except that (a)

The Dexter Corporation ("Dexter") beneficially owned 12,246,664 shares or approximately 52.5% of the outstanding shares and (b) the State of Wisconsin Investment Board beneficially owned 1,549,500 shares or approximately 6.6% of the outstanding shares. If the Company purchases the maximum 1,000,000 shares authorized to be purchased pursuant to the Stock Repurchase Program and no such shares are purchased from Dexter or the State of Wisconsin Investment Board, then the shares beneficially owned by Dexter and the State of Wisconsin Investment Board as of such date would represent 54.8% and 6.9%, respectively, of the outstanding shares of Common Stock. As of January 1, 1998, the Company's directors and executive officers as a group (19 persons) beneficially owned 864,803 shares of the Company's Common Stock (including 777,317 shares issuable upon the exercise of options exercisable within 60 days of such date), which constituted approximately 3.6% of the outstanding shares (including shares issuable upon the exercise of options held by the Company's directors and executive officers exercisable within 60 days of such date). If the Company purchases the maximum 1,000,000 shares authorized to be purchased pursuant to the Stock Repurchase Program and no such shares are purchased from any director or executive officer (as is intended by the Stock Repurchase Program), the shares beneficially owned by the Company's directors and executive officers as a group at such date would constitute approximately 3.7% of the outstanding shares (including shares issuable upon the exercise of options held by the Company's directors and executive officers exercisable within 60 days of such date). Although the current intention of the Board is to repurchase up to 1,000,000 shares, there can be no assurance that, if the Stock Repurchase Program is approved by the stockholders, any shares will in fact be purchased by the Company.

REASONS FOR THE STOCK REPURCHASE PROGRAM

     The Board believes that the ability to repurchase shares of the Company's stock from time to time is important to the maintenance of an appropriate capital structure. In addition, the Board believes that the current market price of the Company's Common Stock makes it a prudent investment for the Company's surplus funds and that the repurchase of stock may have an accretive effect on the Company's earnings per share. The repurchase of stock may also offset the dilutive effect of the issuance of stock options under the Company's stock option plans and provides shares for issuance in connection with future acquisitions and mergers. However, as explained below in "Proposal No.2-Approval of Amendment to the Certificate of Incorporation," the Company's Certificate of Incorporation could be deemed to require the Board to obtain stockholder approval before effecting a repurchase of shares when, as now, the Company has a stockholder who beneficially owns 20% or more of its outstanding Common Stock. Accordingly, approval of the Stock Repurchase Program will authorize the Board to effect the repurchase of up to 1,000,000 shares of the Company's Common Stock over a limited time period when such repurchases are, in the judgment of the Board, in the best interests of the Company and its stockholders.

VOTE REQUIRED

     Adoption of the Stock Repurchase Program requires the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock of the Company entitled to vote. Accordingly, an abstention or broker non-vote has the same legal effect as a vote "against" the matter.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 - APPROVAL OF STOCK REPURCHASE PROGRAM" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

  PROPOSAL NO. 3 - APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Board has approved and recommends that Article EIGHTH, subsection
(3)(ii), of the Company's Certificate of Incorporation (the "Certificate") be amended (the "Certificate Amendment") to authorize the Company, upon the approval of the Board but without stockholder approval, to purchase shares of any class of stock issued by it. The text of Article EIGHTH, subsection
(3)(ii), as in existence and as proposed to be amended, is attached to this Proxy Statement as Appendix A and the following description is qualified in its entirety by reference to such text.

DESCRIPTION OF THE CERTIFICATE AMENDMENT

     Article SEVENTH of the Certificate authorizes the repurchase of shares of the Company's stock upon approval of the Board and without a vote of the stockholders. However, Article EIGHTH of the Certificate, which is designed in part to ensure that all stockholders have the opportunity to receive a "fair price" for their shares in the event of a change of control, could be deemed to preclude the Company from repurchasing its stock without stockholder approval when a single stockholder beneficially owns more than 20% of the Company's outstanding Common Stock. Article EIGHTH prohibits, without stockholder approval, a "Business Combination with a Related Person." As defined in subsection (3)(ii) of Article EIGHTH, the term "Business Combination with a Related Person" includes, among other transactions, any transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding class of any of the Company's securities held by a person which beneficially owns twenty percent (20%) or more of the Company's outstanding Common Stock. A repurchase of Common Stock would have the effect of decreasing the total number of shares of Common Stock outstanding and thus of increasing the proportionate share ownership held by a beneficial owner of 20% or more of the outstanding Common Stock (unless the shares repurchased were bought from such 20% holder). Therefore, despite the express authority to repurchase stock granted to the Board in Article SEVENTH, Article EIGHTH of the Certificate could be deemed to preclude a repurchase without stockholder approval at any time when, as now, there is a beneficial owner of 20% or more of the Company's Common Stock. The Certificate Amendment would resolve this conflict between Articles SEVENTH and EIGHTH by amending the definition of "Business Combination with a Related Person" to state explicitly that repurchases of the Company's stock are not encompassed within such definition and thus can be effected, as indicated in Article SEVENTH, upon approval of the Board but without stockholder approval.

     As set forth above under "Proposal No. 2 - Approval of Stock Repurchase Program," the Company is currently seeking stockholder approval of a plan to authorize the repurchase of up to 1,000,000 shares of Common Stock over a 24-month period. Because Dexter holds approximately 52.4% of the outstanding shares of Common Stock, Article EIGHTH as currently in effect could be deemed to prohibit any repurchase without prior stockholder approval. Adoption of the Certificate Amendment will provide the Company with greater flexibility in the future implementation of stock repurchase programs and will eliminate the delay and expense of calling a stockholders' meeting when the Board deems such repurchases to be warranted.

     The Board views the Certificate Amendment as a means of resolving an apparent contradiction between two provisions of the Company's Certificate. The General Corporation Law of the State of Delaware permits a corporation to purchase its stock upon approval of the board of directors and without a stockholder vote. Adopting the Certificate Amendment would ensure that the Company's ability to purchase its own stock is not impaired simply because of the existence of a stockholder who owns 20% or more of the outstanding shares.

REASONS FOR THE CERTIFICATE AMENDMENT

     For the reasons set forth above under "Proposal No. 2 Approval of Stock Repurchase Program," the Board believes that repurchases of shares of the Company's stock from time to time serve valid and important corporate purposes. However, the requirement of stockholder approval when 20% or more of the Company's Common Stock is owned by one person limits the Company's ability to make repurchases in a timely and beneficial manner. Approval of the Certificate Amendment would authorize the Board, without stockholder approval, to effect repurchases of shares of the Company's stock from time to time. The Board's decision to effect repurchases would depend upon circumstances existing at the time, including, among others, the prices at which shares of Common Stock are available and the amount of funds which the Board determines should be applied for purchases.

VOTE REQUIRED

     Adoption of the Certificate Amendment requires the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock of the Company entitled to vote. Accordingly, an abstention or broker non-vote has the same legal effect as a vote "against" the matter.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

            PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to audit the accounts of the Company for fiscal year 1998, and it is proposed that the selection of such firm be ratified by the stockholders at the Annual Meeting. In the event that such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board.

     A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

     Coopers & Lybrand L.L.P. audited the accounts of the Company and certain employee benefit plans for fiscal year 1997. In connection with its audit function, Coopers & Lybrand L.L.P. reviewed the Company's 1997 quarterly and annual reports to its stockholders and certain filings with the SEC. In addition, during fiscal year 1997, Coopers & Lybrand L.L.P. provided other professional services to the Company.

     The Audit Committee approves in advance the nature of professional services for which the Company may retain the firm of Coopers & Lybrand L.L.P., considers the possible effect of such retention on the independence of such firm, and determines whether the services provided were within the scope of such approval.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for adoption of this proposal. Accordingly, an abstention or broker non-vote has the same legal effect as a vote "against" the proposal.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF AUDITORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 16, 1998, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.

                                OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. If, however, any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                      By Order of the Board of Directors,


                             Joseph C. Stokes, Jr.
                                   Secretary


Dated:  March 16, 1998


A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE AFTER MARCH 31, 1998, TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

     LIFE TECHNOLOGIES, INC.
     ATTN:  JOSEPH C. STOKES, JR., SECRETARY
     9800 MEDICAL CENTER DRIVE
     ROCKVILLE, MARYLAND 20850

                                                                      APPENDIX A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     Following is the text of Article EIGHTH, subsection (3)(ii), of the Company's Certificate of Incorporation. The Amendment to the Certificate of Incorporation would add the language shown in bold italics below.

     (ii) The term "Business Combination with a Related Person" shall mean (a) the consolidation or merger of the Corporation or any Subsidiary with or into any "Related Person" (as hereinafter defined) or any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) to or with any Related Person or any Affiliate of a Related Person of any Substantial Part of the assets or business of the Corporation or any Subsidiary, (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any Substantial Part of the assets of a Related Person or an Affiliate of a Related Person to the Corporation or a Subsidiary, (d) the issuance or transfer by the Corporation or a Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person, except the issuance of shares of Common Stock of the Corporation to The Dexter Corporation pursuant to the terms of a Merger Agreement, dated September 1, 1983, between the Corporation and Bethesda Research Laboratories, Inc., (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person, EXCEPT AS A RESULT OF IMMATERIAL CHANGES DUE TO FRACTIONAL SHARE ADJUSTMENTS OR AS A RESULT OF ANY PURCHASE OR REDEMPTION OF ANY SHARES OF STOCK BY THE CORPORATION, (f) a Combination or Majority Share Acquisition involving a Related Person in which the Corporation is the Acquiring Corporation and its Common Stock is issued or transferred in connection with such Combination or Majority Share Acquisition, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination with a Related Person.

              PROXY                                         PROXY
                            LIFE TECHNOLOGIES, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
    FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON APRIL 14, 1998

Joseph C. Stokes, Jr. and J. Stark Thompson, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Life Technologies, Inc. (the "Company") held of record by the undersigned on February 20, 1998, at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, April 14, 1998, at The New York Palace Hotel, 455 Madison Avenue, New York, New York, or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.


UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.

1.   ELECTION OF DIRECTORS
     Nominees: Kathleen Burdett, George M. Whitesides and J. Stark Thompson for three-year terms.
     [ ] For all listed nominees (except for nominee(s) whose name(s) appear(s) below):

         -------------------------------------

         -------------------------------------

     [ ] Withhold Authority to vote for the listed  nominees.

2.   APPROVAL OF STOCK REPURCHASE PROGRAM.

     [ ] For      [ ] Against      [ ] Abstain

3. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO REPURCHASE SHARES WITHOUT STOCKHOLDER APPROVAL.

     [ ] For      [ ] Against      [ ] Abstain

4. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 1998.

     [ ] For      [ ] Against      [ ] Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

Date:                , 1998
     ----------------
Important:  Each joint owner shall sign.
Executors, administrators trustees, etc.,   ----------------------------------
should give full title.                                  Signature

The above-signed acknowledges receipt of
the Notice of Annual Meeting of             ----------------------------------
Stockholders and the Proxy Statement            Signature (if held jointly)
furnished therewith.